Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Premier Alliance Group, Inc. on Form S-4 of our report dated July 30, 2010 with respect to our audit of the consolidated financial statements of Q5 Group, Inc. as of December 31, 2009 and for the period from October 23, 2009 (inception) to December 31, 2009, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
February 6, 2012